EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07959, No. 333-42161, No. 333-59305, No. 333-72531, No. 333-52482, No. 333-122491, No. 333-114465 and No. 333-136370) and the Registration Statements on Form S-3 (No. 333-107286, No. 333-35343, No. 333-33997, No. 333-71053, No. 333-52474, No. 333-90960, No. 333-126710, No. 333-114140 and No. 333-133598) of Endologix, Inc. of our report dated February 29, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
February 29, 2008